Exhibit 99.1

Alpha Pro Tech

  L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER

Income from Operations Increased 343% for the Second Quarter

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●	Consolidated sales increased 5.1% to $12.7 million for the quarter ended June 30, 2016, compared to $12.1 million for the quarter ended June 30, 2015.

●	Income from operations increased 343% to $1.1 million for the quarter ended June 30, 2016, compared to $246,000 for the quarter ended June 30, 2015.

●	Net income for the second quarter of 2016 increased 177% to $797,000, compared to $288,000 for the same period in 2015.

●	Diluted earnings per common share for the quarter ended June 30, 2016 were $0.05, compared to $0.02 for the quarter ended June 30, 2015.

Nogales, Arizona – August 3, 2016 –Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and six month periods ended June 30, 2016.

Consolidated sales for the second quarter of 2016 increased 5.1% to $12.7 million from $12.1 million for the comparable quarter of 2015. Building Supply segment sales for the three months ended June 30, 2016 increased by 12.0% to a second quarter record of $7.9 million, compared to $7.1 million for the same period of 2015. The sales mix of the Building Supply segment for the three months ended June 30, 2016 was 63% for synthetic roof underlayment, 32% for housewrap and 5% for other woven material. This compared to 63% for synthetic roof underlayment, 33% for housewrap and 4% for other woven material for the second quarter of 2015. Sales for the Disposable Protective Apparel segment for the three months ended June 30, 2016 decreased 5.6% to $3.6 million, compared to $3.8 million for the same period of 2015. Infection Control segment sales for the three months ended June 30, 2016 decreased by $25,000, or 2.1%, to $1.16 million, compared to $1.19 million for the same period of 2015.

Lloyd Hoffman, Chief Executive Officer of Alpha Pro Tech, commented, “Double-digit sales growth in our Building Supply segment was driven by strong demand across all of our product lines. We are optimistic about continued low, double-digit growth in this segment for all of 2016. Market demand coupled with our continued focus on reducing costs are having a positive impact on our income as well as our competitive positioning.”

“As part of our continuing commitment to our shareholders, the board of directors authorized a $2.0 million expansion of our existing share repurchase program during the quarter,” said Hoffman. “This program expansion, combined with our efforts to reduce costs to drive margin expansion, demonstrates our focus on delivering increased value to our shareholders.”

Consolidated sales for the six months ended June 30, 2016 increased 7.9% to a first half of the year record of $24.6 million, up from $22.7 million for the comparable period of 2015. This increase was due to increased sales in the Building Supply and the Infection Control segments, which was partially offset by decreased sales in the Disposable Protective Apparel segment.

Building Supply segment sales for the six months ended June 30, 2016 increased by $1.8 million, or 13.9%, to a first half of the year record of $14.7 million, compared to $12.9 million for the same period of 2015. This increase was due to increased sales across all product lines, including a 10.5% increase in sales of housewrap, a 13.2% increase in sales of synthetic roof underlayment and a 15.1% increase in sales of other woven material.

Gross profit for the three months ended June 30, 2016 increased by 15.9% to $4.5 million, compared to $3.9 million for the same period in 2015. The gross profit margin was 35.7% for the three months ended June 30, 2016, compared to 32.4% for the same period of 2015. Gross profit for the six months ended June 30, 2016 increased 13.5% to $8.8 million, or 35.8% gross profit margin, from $7.7 million, or 34.0% gross profit margin, for the same period of 2015. Management expects gross profit margin to be in a similar range for the balance of 2016 and is continuing to work on reducing product costs.

Selling, general and administrative expenses decreased by 5.3% to $3.3 million for the second quarter of 2016 from $3.5 million for the same quarter of 2015. As a percentage of net sales, selling, general and administrative expenses decreased to 26.2% for the three months ended June 30, 2016 from 29.1% for the same period of 2015. Selling, general and administrative expenses decreased by $306,000, or 4.3%, to $6.8 million for the six months ended June 30, 2016, from $7.1 million for the six months ended June 30, 2015. As a percentage of net sales, selling, general and administrative expenses decreased to 27.7% for the six months ended June 30, 2016, from 31.2% for the same period of 2015.

Income from operations increased by 342.7% to $1.1 million for the three months ended June 30, 2016, compared to $246,000 for the three months ended June 30, 2015. Income from operations increased by 433.4% to $1.7 million for the six months ended June 30, 2016, compared to $323,000 for the six months ended June 30, 2015. The increased income from operations for the three and six month periods ended June 30, 2016 was primarily due to an increase in gross profit, a decrease in selling, general and administrative expenses and a decrease in depreciation and amortization expense.

Net income increased for the three months ended June 30, 2016 to $797,000, compared to $288,000 for the same period in 2015, an increase of $509,000, or 176.7%. This increase was due to an increase in income before provision for income taxes of $806,000, partially offset by an increase in provision for income taxes of $297,000. Net income as a percentage of net sales for the three months ended June 30, 2016 and 2015 was 6.3% and 2.4%, respectively. Basic and diluted earnings per common share for the three months ended June 30, 2016 and 2015 were $0.05 and $0.02, respectively.

Net income for the six months ended June 30, 2016 was $1.3 million, compared to $436,000 for the same period in 2015, an increase of $868,000, or 199.1%. Net income as a percentage of net sales for the six months ended June 30, 2016 was 5.3%, and net income as a percentage of net sales for the same period of 2015 was 1.9%. Diluted earnings per common share for the six months ended June 30, 2016 and 2015 were $0.07 and $0.02, respectively.

The consolidated balance sheet remained strong with a current ratio of 16:1 as of June 30, 2016, compared to a 15:1 current ratio as of December 31, 2015, and a cash balance of $10.6 million. The Company ended the second quarter of 2016 with working capital of $30.3 million.

Inventory decreased by $3.7 million, or 22.8%, to $12.7 million as of June 30, 2016 from $16.4 million as of December 31, 2015. The decrease was primarily due to a decrease in inventory for the Disposable Protective Apparel segment of $1.0 million, or 17.4%, a decrease in inventory for the Building Supply segment of $2.5 million, or 31.3%, and a decrease in inventory for the Infection Control segment of $287,000, or 10.2%.

Colleen McDonald, Chief Financial Officer, commented, “At the end of the second quarter of 2016, we had $1.5 million available for additional stock purchases under our stock repurchase program. Year-to-date we have repurchased 890,100 shares of common stock at a cost of $1.8 million, bringing the program total to 13,407,731 shares of common stock at a cost of $19,994,000 since the program’s inception. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's website at http://www.alphaprotech.com.

Certain statements made in this press release constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potentially," "may," "continue," "should," "will" and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2016	2015 (1)
Assets
Current assets:
Cash	$10,588,000	$9,681,000
Investments	574,000	656,000
Accounts receivable, net of allowance for doubtful accounts of $61,000 and $46,000 as of June 30, 2016 and December 31, 2015, respectively	5,113,000	2,762,000
Accounts receivable, unconsolidated affiliate	2,000	8,000
Inventories	12,656,000	16,398,000
Prepaid expenses and other current assets	2,942,000	3,092,000
Deferred income tax assets	484,000	484,000
Total current assets	32,359,000	33,081,000

Property and equipment, net	2,806,000	2,907,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	42,000	51,000
Equity investments in unconsolidated affiliate	3,231,000	3,040,000
Total assets	$38,493,000	$39,134,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$965,000	$1,027,000
Accrued liabilities	1,087,000	1,128,000
Total current liabilities	2,052,000	2,155,000

Deferred income tax liabilities	820,000	867,000
Total liabilities	2,872,000	3,022,000

Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 16,960,356 and 17,850,456 shares outstanding as of June 30, 2016 and December 31, 2015, respectively	170,000	178,000
Additional paid-in capital	14,817,000	16,526,000
Accumulated other comprehensive loss	(226,000)	(148,000)
Retained earnings	20,860,000	19,556,000
Total shareholders' equity	35,621,000	36,112,000
Total liabilities and shareholders' equity	$38,493,000	$39,134,000

(1) The condensed consolidated balance sheet as of December 31, 2015 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Income Statements (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net sales	$12,708,000	$12,095,000	$24,555,000	$22,749,000

Cost of goods sold, excluding depreciation and amortization	8,168,000	8,179,000	15,770,000	15,008,000
Gross profit	4,540,000	3,916,000	8,785,000	7,741,000

Operating expenses:
Selling, general and administrative	3,334,000	3,520,000	6,791,000	7,097,000
Depreciation and amortization	117,000	150,000	271,000	321,000
Total operating expenses	3,451,000	3,670,000	7,062,000	7,418,000

Income from operations	1,089,000	246,000	1,723,000	323,000

Other income:
Equity in income of unconsolidated affiliate	93,000	117,000	191,000	215,000
Interest income, net	1,000	14,000	2,000	15,000
Total other income	94,000	131,000	193,000	230,000

Income before provision for income taxes	1,183,000	377,000	1,916,000	553,000

Provision for income taxes	386,000	89,000	612,000	117,000

Net income	$797,000	$288,000	$1,304,000	$436,000

Basic earnings per common share	$0.05	$0.02	$0.07	$0.02

Diluted earnings per common share	$0.05	$0.02	$0.07	$0.02

Basic weighted average common shares outstanding	17,211,268	18,208,947	17,440,299	18,254,188

Diluted weighted average common shares outstanding	17,211,268	18,308,806	17,440,299	18,388,228

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